EXHIBIT 10.12
Strategic Customer Relationship Agreement
This Strategic Customer Relationship Agreement (this “Agreement”) is dated effective the 14th day of October, 2004 (the “Effective Date”), and is entered into by and among Complete Energy Services, Inc., a Delaware corporation (“Complete Energy”), CES Mid-Continent Hamm, Inc. (together with its subsidiaries, “Mid-Continent Hamm”) and Continental Resources, Inc., an Oklahoma corporation (“Continental”). Mid-Continent Hamm and Continental are sometimes individually referred to as a “Party” and are sometimes referred to collectively as the “Parties”. Complete Energy is a party to this Agreement only with respect to Section 11 hereof.
     WHEREAS, pursuant to that certain Stock Acquisition Agreement (the “Stock Acquisition Agreement”) dated October 14, 2004, by and among Hamm Co., Stride Well Service, Inc., Hamm & Phillips Service Company, Guard, Inc., Rigmovers, Inc., Environmental Technicians of Oklahoma, LLC, Rental Tools, Inc., Oil Tool Rentals, Inc., (collectively, the “Seller Entities”), Harold Hamm, Ronald L. Boyd, Virgil Row, Complete Energy and Mid-Continent Hamm, Mid-Continent Hamm indirectly acquired certain assets of the Seller Entities;
     WHEREAS, prior to the execution of the Stock Acquisition Agreement, the Seller Entities provided certain oil field related services to Continental and its subsidiaries in various areas on a preferential basis; and
     WHEREAS, Continental and Mid-Continent Hamm desire to continue the mutually beneficial supplier/customer relationship, on the terms set forth in this Agreement;
     NOW THEREFORE, in return for valuable consideration and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.	Preferred Customer Status

Mid-Continent Hamm will use commercially reasonable efforts to provide Continental, as a preferred customer of Mid-Continent Hamm, with Priority Access to any services or supplies that Mid-Continent Hamm provides to its customers at competitive, market prices and under the terms of Mid-Continent Hamm’s standard agreements (or such other terms as the Parties may mutually establish). “Priority Access” means that Mid-Continent Hamm will provide services and supplies as from time to time requested by Continental on a timely basis within the time frame specified by Continental at competitive market prices; provided, however, if Mid-Continent Hamm does not have any available capacity to provide the requested services and supplies on a timely basis, Mid-Continent Hamm will respond to Continental’s request and will indicate when such capacity is expected to become available for Continental. In this regard, Mid-Continent Hamm shall provide such requested supplies and services to Continental as soon as practicable, and ahead of and before any such supplies and services would

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otherwise be provided by Mid-Continent Hamm to any other customer who, at the time of Continental’s request, is not then being provided with such supplies and services pursuant to a binding agreement for such with Mid-Continent Hamm.

Mid-Continent Hamm will not provide any services or supplies under this Agreement. Rather all services and supplies will be provided pursuant to separate service or supply agreements, and the terms and conditions of those separate agreements shall control the provision of those services and supplies.

Further, Mid-Continent Hamm may, from time to time, revise both the services and supplies that it sells and/or where its sells those services and supplies. Nothing in this Agreement is intended to require Mid-Continent Hamm to provide services or supplies in any particular geographic region or to hold capacity idle for Continental’s potential use. Continental recognizes that Mid-Continent Hamm may reduce or eliminate services in any geographic market from time to time.

2.	Continental’s Preferential Utilization of Services to be Supplied by Mid-Continent Hamm

In exchange for its preferred customer status and during the term of this Agreement, Continental will use commercially reasonable efforts to provide Mid-Continent Hamm with the first right to provide any services or supplies required in Continental’s operations so long as such services or supplies can be supplied by Mid-Continent Hamm on a timely basis and at competitive market prices. If Mid-Continent Hamm is not able to provide the requested services or supplies within the time frame required by Continental, or if Mid-Continent Hamm’s prices are not competitive, then Continental may obtain the requested services from any other provider, other than its affiliates, subsidiaries, or related entities.

3.	Continental’s Right to Enter into a Long-Term Commitment

During the term of this Agreement, Continental shall have the right to enter into one or more long-term service agreements with Mid-Continent Hamm covering the following equipment owned or operated by Mid-Continent Hamm: (a) up to an aggregate of ten (10) rigs, (b) up to an aggregate of one hundred (100) frac tanks, (c) up to an aggregate of two super heaters, and (d) such other specialty equipment as may be reasonably requested by Continental. The terms of any such service agreement shall be mutually acceptable and adhere to the following terms and conditions:
a.	The term of any such long term service agreement shall be established by Continental; provided, however, that the term of any such long term service agreement must be a minimum of six (6) months and may not extend beyond five years after the termination or expiration of this Agreement.

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b.	The rigs and equipment to be supplied under the long term service agreement will be designated by Mid-Continent Hamm from available rigs and equipment; provided that if rigs or equipment are not immediately available, Mid-Continental will give Continental priority to be provided with such rigs and equipment when they become available. Continental shall have the right to request specific rigs subject to availability. If Continental requests a rig or equipment that is located outside the region in which Continental requires service (Texas Panhandle, Oklahoma, Wyoming, South Dakota, North Dakota, and Montana), Continental may request that such rig or equipment be moved to the region required by Continental, in which case Continental will pay all costs associated with such move; provided however, that Mid-Continent Hamm will not be required to provide services in any region where it is not then currently providing service to customers.

c.	The rates for rigs and equipment will be based on Mid-Continent Hamm’s then applicable rates for the location where Continental uses the applicable rigs and equipment, as set forth in its price book, but in no event greater than prevailing market rates for that location. The rates will be adjusted (up or down) from time to time during the term of any such long term service agreement by Mid-Continent Hamm upon at least thirty (30) days advance written notice to Continental to reflect changes in its price book, but in no event greater than prevailing market rates for the location in which such rigs or equipment are utilized by Continental.

d.	Subject to paragraph 3.e below, Continental will pay the following minimums for the rigs and equipment under the long-term service agreement:
1.	Rigs and super heaters: 55 hours per week.

2.	Frac tanks: daily rate.

The above minimums are subject to customary field practices (e.g., with respect to weather policies) in the area in which the rigs or other equipment will be utilized as provided in the particular long term service agreement.
e.	If, during the term of any such long term service agreement, Continental advises Mid Continent-Hamm of Continental’s intention not to use any of the rigs or equipment, Mid Continent-Hamm shall use commercially reasonable efforts to use the rigs or equipment to provide services to another customer. If the rig or equipment so released by Continental is used by Mid-Continent Hamm for another customer, Continental’s minimum payment requirements shall be credited for the hours or days (as applicable) used for such service. In no event will Continental’s credit be greater than minimum obligations of Continental over the period such rigs

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or equipment is released by Continental. Continental may request any released rig or equipment be returned to service Continental’s needs, and Mid-Continent Hamm will provide such rig or equipment at the end of the job for which it has been committed to another customer.
4.	Independent Contractor Status

Each Party acknowledges and agrees that it is an independent contractor in the performance this Agreement and nothing herein shall be construed to be inconsistent with that status. No agent, employee, servant, contractor or subcontractor of a Party shall be or shall be deemed to be the agent, employee or servant of the other Party or any of its affiliates by virtue of this Agreement. Neither Party nor any agent, employee, servant, contractor or subcontractor of that Party shall have the authority to bind the other Party to any contract or arrangement.

5.	Waiver of Consequential Damages

Each Party hereby waives any right that it may have, or which it may in the future, to recover any incidental, exemplary, punitive, consequential, indirect or similar damages from the other Party, including but not limited to, lost profits or lost opportunities, regardless of whether either Party has been notified of the possibility of any such damages.

6.	Term and Termination

This Agreement shall continue for five (5) years and thereafter the term of this Agreement shall automatically renew for consecutive one year terms. After the initial term of this Agreement, either Party may terminate this Agreement by providing written notice to the other Party of at least sixty (60) days.

In the event that either Party materially defaults in performing any of its obligations hereunder, and the non-defaulting Party may give the defaulting Party notice of such default, and if the defaulting Party has not cured such default within thirty (30) days, the non-defaulting Party may terminate this Agreement by providing the defaulting Party written notice of termination.

7.	Notices

Any notices to be given hereunder by either Party to the other may be effected either by personal delivery in writing or by registered or certified mail, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the Parties at the addresses appearing below, but each Party may change its address by giving written notice in accordance with this paragraph. Notices not personally delivered shall be deemed communicated as of three (3) days after mailing.

If to Mid-Continent Hamm:	CES Mid-Continent Hamm, Inc.
c/o Mr. Ron Boyd
P.O. Box 3907
Enid, OK 73702

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If to Continental:	Continental Resources, Inc.
c/o Mr. Harold Hamm
P.O. Box 1032
Enid, OK 73702
8.	Entire Agreement

This Agreement supersedes any and all other agreements, either oral or in writing, and contains all the covenants and agreements between the parties pertaining to the subject matter hereof. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by either Party or anyone acting on behalf of any Party hereto, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing, signed by the Party to be charged.

This Agreement does not cover the terms and conditions under which services and supplies will be supplied by Mid-Continent Hamm to Continental; the terms and conditions of such service and supply arrangements will be covered under separate and independent agreements, and those separate and independent agreements will not be affected by this Agreement.

9.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma. Mid-Continent Hamm and Continental agree that all disputes arising under the terms and conditions of this Agreement shall be determined in Enid, Garfield County, Oklahoma.

10.	Assignment

This Agreement may not be assigned, whether by operation of law or otherwise, by either Party without the prior written consent of the other Party, which consent will not unreasonably be withheld. Any assignment of this Agreement by Mid-Continent Hamm or Continental, whether by operation of law or otherwise, shall be conditioned upon the assignee’s agreement to be bound by the terms of this Agreement, and such assignment shall not relieve Mid-Continent Hamm or Continental of any of its primary obligations or responsibilities under this Agreement. Any assignment made by Mid-Continent Hamm or Continental hereunder shall not take away from Mid-Continent Hamm or Continental any benefits contained in the Agreement.

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11.	Complete Energy Guarantee

Complete Energy hereby guarantees the timely performance when due of the obligations of Mid-Continent Hamm in connection with and to the extent provided for in the Agreement.

12.	Multiple Counterparts

Multiple copies of this Agreement may be executed by the parties hereto. Each such copy shall have the full force and effect of an original. No Party shall file this Agreement of record.

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IN WITNESS WHEREOF, the Parties            have caused this Agreement to be duly executed by their respective authorized officers effective as of the date first written above.
CES MID-CONTINENT HAMM, INC.

By:	/s/ Ron L. Boyd

Ron Boyd President

COMPLETE ENERGY SERVICES, INC.

By:	/s/ Andrew L. Waite

Andrew L. Waite
President

CONTINENTAL RESOURCES, INC.

By:	/s/ Harold Hamm

Harold Hamm President & Chief Executive Officer

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